Consent of Independent Registered Public Accounting Firm

HV Bancorp, Inc.
Huntingdon Valley, Pennsylvania
We hereby consent to the incorporation by reference in this Registration Statement of our report dated September 28, 2017, relating to the consolidated financial statements of HV Bancorp, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2017.

/s/ BDO USA, LLP

BDO USA, LLP
Philadelphia, Pennsylvania
June 20, 2018